Exhibit 10.3

SALES AND SHIPPER AGREEMENT

THIS AGREEMENT is made and entered on March 27, 2013, by and between Arkadia International, Inc. a Nevada company who is engaged in the business of buys and sells cars, trailers, auto parts, boats and other equipment and items from or for foreign or local customers and arrange transportation services for their cargoes (Hereinafter referred to as "Performer") and Dmitry Tkachenko who is engaged in the business as buyer (hereinafter referred to as "Client ").

1. AGREEMENTS AND TERM

The term of this Agreement shall be for Three (3) years, shall automatically be renewed for successive one (1) year periods and shall cover all service arranged by Performer for Clients within the validity of this Agreement; provided, however, that this Agreement may be terminated at any time by giving ten (10) days prior written notice to the other party.

2. OPERATING AUTHORITY

Performer represents that it is duly authorized to perform services under this agreement for compensation and that it holds contracts / agreements with Client including purchase and sale of the ordered stuff also transportation service on request.

3. PAYMENT FOR SERVICES.

Client shall pay for the services provided by Performer in accordance with payment terms set by Performer for Client either in writing or orally. Payments shall be made by Client by wire transfer to Performer’s banking account or as agreed prior to the service / services provided. Client agrees not to use any other companies so long as Performer is able to provide them with service that meets their needs. In exchange Performer agreed to charge a fee of no more than a 10% mark up over that of the service. Client is required to pay for our services within 10 business days after receiving the invoice either immediately when placing an order.

4. PACKAGING AND LABELING

The goods must be packaged and shipped in accordance with international standards on the export-import.

5. INDEPENDENT CONTRACTOR.

Performer represents and warrants that it is an independent contractor under this Agreement and that its agents and/or employees are under Performer's exclusive management and control, and that Client neither exercises nor retains any control over Performer, its operations, agents or employees in any manner.

6. SHIPMENT

The parties understand and agree that Performer by signing this Agreement makes no express or implied warranties or guarantees concerning delivery time or the locating of a cargo.

7. CARGO LOSSES, DAMAGE, OR SHORTAGE.

Performer shall not keep Client liable for acts and omissions by third parties including but not limited to carriers, warehousemen, port authorities and other involved parties unless has failed to exercise due diligence in selecting, instructing or supervising such third parties when applicable. In the event of a cargo loss, damage or shortage claim Client undertakes to notify Performer immediately by phone or email and to subsequently submit to Performer a written claim, fully supported by all relevant documentation, including but not limited to the signed delivery receipt, listing the nature and cause of the claim for cargo damage within five (5) days following the date of delivery or immediately when applicable and required by the insurance policy. No claims or allowances for Shortages, damage or delay will be considered unless clearly noted on the delivery receipt or bill of lading signed by the consignee at delivery and unless cargo damage report / cargo loss report is drawn by the appropriate airport / port authorities when applicable. Performer assumes no liability for cargo loss, damage, or shortage. However, Performer agrees to submit, negotiate and settle all cargo claims with the responsible carrier and to keep Client advised of the status of all such claims.

8. SECTION HEADINGS.

The numbered section headings appearing in this Agreement do not constitute any part of this Agreement and shall not be considered in its interpretation.

9. SIGNATURES / WRITINGS.

Except where certified mail is specified, this Agreement and subsequent writings relating to this Agreement must be signed and may be transmitted by facsimile or scanned and sent by electronic mail. The signatures n such facsimile and scanned copies shall operate to bind the parties with the same force and effect as original signatures.

10. ASSIGNMENT OF AGREEMENT.

No party may assign this Agreement without the prior written consent of the other party.

11. CONFIDENTIALITY.

Except as required by Law, the terms and conditions of this Agreement and information pertaining to any shipment hereunder shall not be disclosed by either party to persons other than its directors, officers, employees, agent, attorneys, accountants and auditors. The provisions of this paragraph shall survive the cancellation, termination or expiration of this Agreement.

12. COMPLETE AGREEMENT.

This Agreement constitutes the entire agreement of the parties with reference to the subject matters herein, and may not both parties sign changed, waived, or modified except in writing. This Agreement shall be construed in accordance with the laws of the State of Nevada. All civil actions filed as a result of disputes arising out of this Agreement shall be filed in the court of proper jurisdiction in the State of Nevada.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

Performer	Client
Arkadia International Inc.	Dmitry Tkachenko
5348 Vegas Drive #1107, Las Vegas, NV 89108	24 Gamarnika #28, Vladivostok, Russia
/s/ Vladimir Shekhtman	/s/ Dmitry Tkachenko
Vladimir Shekhtman (Director) 1-619-507-5806	Dmitry Tkachenko (Self-employed)